SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO.1 )

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Clean Harbors, Inc.

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January     , 2003

Corporate Headquarters
1501 Washington Street
Braintree, Massachusetts 02184
Tel. 781-849-1800

To Our Fellow Stockholders:

On behalf of the Board of Directors, it is my pleasure to invite you to attend a Special Meeting of Stockholders, to be held on February     , 2003, at the Company’s headquarters in Braintree, Massachusetts. This Special Meeting has been called to allow the Company’s stockholders to vote, as required by the rules of The Nasdaq Stock Market, upon a proposal to approve the potential future issuance of shares (“Excess Conversion Shares”) of the Company’s common stock upon conversion of the Company’s outstanding Series C Convertible Preferred Stock which are in excess of 19.99% of the number of primary shares of the Company’s common stock outstanding on September 10, 2002 (the “Exchange Cap”), the date on which the Company issued the Series C Preferred Stock.

The Company issued the Series C Preferred Stock on September 10, 2002 for $25 million in cash as part of a $280 million refinancing of all of the Company’s then outstanding debt in connection with the Company’s acquisition on that date of the assets of the Chemical Services Division of Safety-Kleen Corp. (the “CSD”). Both such acquisition and refinancing were unanimously approved by the Company’s Board of Directors, and neither required a vote of the Company’s stockholders. Because the issuance of the Series C Preferred Stock occurred in connection with the acquisition of the CSD assets, the rules of the Securities and Exchange Commission require that the following pages contain, in addition to a description of the proposal to approve the potential future issuance of Excess Conversion Shares, also a description of the acquisition of the CSD assets and the related refinancing. However, the stockholders’ vote at the Special Meeting on the potential future issuance of Excess Conversion Shares will not have any effect upon the acquisition of the CSD assets or the related refinancing, both of which were completed on September 10, 2002.

Information about the Special Meeting is presented in the following pages. The Company now anticipates that the sole matter to be considered at the meeting will be the proposed approval of the potential future issuance of Excess Conversion Shares upon conversion of the Series C Preferred Stock.

Approval of the potential future issuance of Excess Conversion Shares may increase to some extent the dilution to the Company’s current stockholders arising from future conversion of the Series C Preferred Stock since any such Excess Conversion Shares would thereafter have the right to vote along with the other outstanding common stock on general corporate matters and to share in any future appreciation in the value of the Company. However, if the Company’s stockholders do not approve the potential future issuance of Excess Conversion Shares, the Company will be obligated upon the future conversion of the Series C Preferred Stock to pay in cash to the preferred stockholders the then fair market value of any Excess Conversion Shares which cannot be issued because of the Exchange Cap. Accordingly, there is no economic incentive for the Company not to be able to issue Excess Conversion Shares, and the Company would suffer certain adverse consequences arising from its obligation to make such a potential future cash payment as described in the following pages.

For the reasons described in the following pages, the Company’s Board of Directors unanimously recommends that the Company’s stockholders approve the potential future issuance of Excess Conversion Shares upon conversion of the Company’s outstanding Series C Preferred Stock.

Your vote is important. You can be sure your shares will be represented at the meeting by completing, signing, and returning your proxy form in the enclosed envelope, even if you plan to attend the meeting. Sending in your proxy will not prevent you from voting in person at the meeting should you wish to do so.

Thank you for your continued support of Clean Harbors. We look forward to seeing those stockholders who may wish to attend the Special Meeting on February     , 2003.

Sincerely,

Alan S. McKim
Chairman of the Board

2

CLEAN HARBORS, INC.
1501 Washington Street
Braintree, Massachusetts 02184

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Notice is hereby given that a Special Meeting of Stockholders of Clean Harbors, Inc. (the “Company”), will be held at 10:00 a.m., local time, on February             , 2003, at the Company’s headquarters at 1501 Washington Street, Braintree, Massachusetts, for the following purposes:

1. To consider and act upon a proposal to approve the potential future issuance of shares (“Excess Conversion Shares”) of the Company’s common stock upon conversion of the Company’s outstanding Series C Convertible Preferred Stock (“Series C Preferred Stock”) which are in excess of 19.99% of the number of primary shares of the Company’s common stock outstanding on September 10, 2002 (the “Exchange Cap”), the date on which the Series C Preferred Stock was issued; and

2. To consider and act upon such other matters as may properly come before the meeting and any adjournment thereof.

Stockholders of record holding either shares of common stock or Series B Convertible Preferred Stock at the close of business on January 28, 2003 will be entitled to notice and to vote at the meeting and any adjournment thereof. Holders of Series C Preferred Stock on the record date are entitled to notice and to attend the meeting, but under the rules of The Nasdaq Stock Market the Series C Preferred Stock will not be entitled to vote at the meeting.

You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting in person, please date, sign and mail your proxy in the enclosed envelope to ensure that your shares will be represented at the meeting.

By order of the Board of Directors
C. Michael Malm, Clerk

January             , 2003
Boston, Massachusetts

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

CLEAN HARBORS, INC.
1501 Washington Street
Braintree, MA 02184

PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY     , 2003

SUMMARY TERM SHEET

This summary describes the principal terms of the proposal that you will be voting upon at the Special Meeting relating to the potential future issuance of “Excess Conversion Shares” upon conversion of our outstanding Series C Preferred Stock. It also describes the principal terms of our acquisition on September 10 (but effective as of September 7), 2002, of the assets of Chemical Services Division of Safety-Kleen Corp. and the related refinancing of all of our then outstanding debt. You will not be voting on either the acquisition of those assets or the refinancing, both of which have been completed. This proxy statement contains information about those transactions because the Series C Preferred Stock was issued as part of the refinancing required in connection with our acquisition of the assets of the CSD. To better understand the proposal relating to the potential issuance of “Excess Conversion Shares” and also the acquisition of the assets of the CSD and related refinancing, you should carefully read the entire proxy statement and the other documents to which this proxy statement refers.

What are “Excess Conversion Shares”?

“Excess Conversion Shares” are shares of our common stock potentially issuable upon conversion of our outstanding Series C Preferred Stock which are in excess of 19.99% of the number of primary shares of our common stock which were outstanding on September 10, 2002, the date on which we issued the Series C Preferred Stock. We refer below to this 19.99% number as the “Exchange Cap.” On that date, 19.99% of the outstanding primary shares was equal to 2,431,946 shares. Therefore, any shares of common stock in excess of that number which we may issue in the future upon conversion of the Series C Preferred Stock will be Excess Conversion Shares. See “Potential Future Issuance of Excess Conversion Shares—The Exchange Cap” beginning on page 17.

Under What Circumstances Could We Become Obligated to Issue Excess Conversion Shares?

The number of shares of our common stock now issuable upon conversion of the Series C Preferred Stock is less than the Exchange Cap. However, the number of shares of common stock potentially issuable in the future upon conversion of the Series C Preferred Stock could increase above the Exchange Cap under certain circumstances, including the conversion of any accrued dividends on the Series C Preferred Stock into additional shares of common stock or a possible reset of the conversion price during 2004 from $10.50 to $8.00 per common share should the Company fail to satisfy certain requirements during 2003. See “Potential Future Issuance of Excess Conversion Shares—Principal Terms of Series C Preferred Stock” beginning on page 15, and “—The Exchange Cap” beginning on page 17.

Why is Stockholder Approval Required for the Issuance of Excess Conversion Shares?

The Rules of The Nasdaq Stock Market, on which our common stock trades, require stockholder approval before any Excess Conversion Shares can be issued upon conversion of the Series C Preferred Stock. Under the terms of the Series C Preferred Stock, the number of conversion shares which can be issued is limited by the Exchange Cap unless the stockholders vote to lift the Exchange Cap. See “Potential Future Issuance of Excess Conversion Shares—The Exchange Cap” beginning on page 17.

What are the Advantages and Disadvantages to You as Our Stockholder of Lifting the Exchange Cap?

If the stockholders approve lifting the Exchange Cap by approving the potential future issuance of Excess Conversion Shares, we will be able to satisfy all of our future conversion obligations to the holders of the Series C Preferred Stock through issuance of common stock. If the stockholders do not approve lifting the Exchange Cap, we will be obligated to issue only the number of shares of common stock permitted by the Exchange Cap but we will be obligated to make a cash payment to the preferred stockholders equal to the market value at the time of conversion of the shares of common stock which can not be issued because of the Exchange Cap. To the extent Excess Conversion Shares can not be issued because of the Exchange Cap, less total shares of common stock may be issued upon future conversion of the Series C Preferred Stock and you will therefore retain a greater right to vote on general corporate matters and to share in any future appreciation in our value. However, we will have to make the cash payment described above and our potential obligation to make such payment will have certain adverse consequences to us and to you as our stockholder. See “Potential Future Issuance of Excess Conversion Shares—Considerations Relevant to the Proposal” beginning on page 19.

If the Stockholders Vote to Lift the Exchange Cap, How Many Excess Conversion Shares Could be Issued?

If the stockholders approve lifting the Exchange Cap, the Company would be able to issue upon conversion of the Series C Preferred Stock such number of Excess Conversion Shares as are then required by the terms of the Series C Preferred Stock. This number would depend primarily upon whether at the time of conversion there are any accrued dividends on the Series C Preferred Stock which the holders elect to convert into additional common shares and whether the conversion price is reset in 2004 from $10.50 to $8.00 per common share because we fail to satisfy certain criteria in 2003. Based upon the assumptions described on page 18 under “Potential Future Issuance of Excess Conversion Shares—The Exchange Cap,” the number of Excess Conversion Shares potentially issuable could range from approximately 1,022,686 shares (which is approximately 7.7% of the total primary shares now outstanding and 6.6% of the total fully-diluted (without giving effect to any Series C Preferred Stock conversion) shares now outstanding), to approximately 2,102,258 shares (which is approximately 15.9% of the total primary shares now outstanding and 13.4% of the total fully-diluted (without giving effect to any Series C Preferred Stock conversion) shares now outstanding). See “Potential Future Issuance of Excess Conversion Shares—The Exchange Cap” beginning on page 17.

Who are Entitled to Vote on the Proposal to Lift the Exchange Cap?

Under NASDAQ rules, only holders of outstanding shares of our common stock and Series B Preferred Stock on the record date for the Special Meeting will have the right to vote on the proposal to lift the Exchange Cap. The holders of the Series C Preferred Stock will not be entitled to vote on the proposal. See “Information as to Voting Securities” beginning on page 8.

What Vote is Required to Lift the Exchange Cap?

Approval of the proposal to lift the Exchange Cap will require the affirmative vote of not less than a majority of the shares of our common stock and Series B Preferred Stock (which will vote at the Special Meeting on such matter on a share-for-share basis) cast at the Special Meeting either in person or by proxy. See “Information as to Voting Securities” beginning on page 8.

What Does the Board of Directors Recommend?

The Board of Directors unanimously recommends that you and the other stockholders approve the proposal to lift the Exchange Cap. See “Potential Future Issuance of Excess Conversion Shares—Considerations Relevant to the Proposal” beginning on page 19 and “—Recommendation of the Company’s Board of Directors” on page 20.

What was the Acquisition of the CSD Assets?

On September 10 (but effective as of September 7), 2002, we purchased the assets of the Chemical Services Division of Safety-Kleen Corp. pursuant to an Acquisition Agreement with Safety-Kleen and a Sale Order issued by the Bankruptcy Court which is conducting Safety-Kleen’s proceedings under Chapter 11 of the Bankruptcy Act. The Sale Order authorized the sale of the assets of the CSD to us free and clear of all liens, claims, encumbrances and interests except for certain liabilities and obligations which we agreed to assume as part of the purchase price.

The assets of the CSD which we acquired consist primarily of 50 hazardous waste treatment and disposal facilities including, among others, 21 treatment, storage or disposal facilities, six wastewater treatment facilities, nine landfills and four incinerators. Such facilities are located in 30 states, Puerto Rico, six Canadian provinces and Mexico. The most significant of such facilities include a landfill in Buttonwillow, California with approximately 10.6 million cubic yards of remaining capacity, a landfill in Westmorland, California with approximately 2.7 million cubic yards of remaining capacity, a landfill in Lambton, Ontario with approximately 6.1 million cubic yards of remaining capacity which is the largest of the total of three hazardous waste landfills in Canada, three rotary incinerators in Deer Park, Texas which are collectively the largest capacity hazardous waste incinerator in the United States, and an incinerator in Lambton, Ontario which is the largest capacity hazardous waste incinerator in Canada.

See “Acquisition of CSD Assets—CSD Assets Acquired” beginning on page 9.

What were the Reasons for the Acquisition?

The primary reasons for our acquisition of the CSD assets were to:

•
broaden our disposal capabilities and geographic reach, particularly in the West Coast and Southwest regions, in Canada and in Mexico, and to significantly expand our network of hazardous waste disposal facilities;

•
provide significant cost savings by allowing us to treat hazardous waste internally that we previously paid third parties to dispose of because we lacked the facilities required to dispose of the waste internally and by eliminating redundant or inefficient transportation costs; and

•	create a much larger company having annualized revenue of approximately $730 million, approximately 4,400 employees, and approximately 38,000 customers including a sizable majority of the Fortune 500.

We also believe that the purchase price we paid for the CSD assets was very favorable to us and our stockholders. The principal reasons for this were that Safety-Kleen was highly motivated to sell the CSD assets in order to facilitate its own Chapter 11 reorganization, only a limited number of major environmental services firms (including us) were qualified to bid for the CSD assets because the successful bidder was required to be acceptable to numerous environmental regulatory agencies in order to own and operate the licensed hazardous waste facilities included in the CSD assets, and we were qualified to evaluate and subsequently manage the significant environmental liabilities of the CSD which were required to be assumed by the purchaser as part of the purchase price for the transaction.

See “Acquisition of CSD Assets—Reasons for the Acquisition” on page 10.

What were the Principal Terms of the Acquisition?

We purchased the assets of the CSD for $34,330,000 in cash and assumed certain environmental liabilities of the CSD valued in accordance with generally accepted accounting principles at approximately $266,000,000. The cash portion of the purchase price is subject to adjustment based upon the final calculation of the CSD’s working capital, as defined in the Acquisition Agreement, as of the closing date. Prior to the acquisition of the CSD assets, we performed significant due diligence regarding the environmental liabilities; however, additional facts learned subsequent to the acquisition date about the nature and extent of environmental liabilities existing at the acquisition date could result in adjustment to the estimate of environmental liabilities that existed as of the acquisition date.

Prior to our purchase of the CSD assets, the CSD’s largest single customer had been Safety-Kleen’s Branch Sales and Services Division, which primarily serves as a “front-end” collection agent for approximately 400,000 clients in the industrial and commercial parts cleaning and hazardous/non-hazardous waste market, particularly with regard to waste fuel and solvent recovery and recycling. In connection with our purchase of the CSD assets, we entered into a Master Waste Disposal Agreement with Safety-Kleen which provides that during the three-year term of the Agreement, the BSSD will continue to utilize us (since we now own the facilities of the CSD) to provide hazardous waste treatment and disposal services at competitive prices and, in particular, that during the first six months following the closing that the BSSD will provide us with at least $15 million of disposal business. The Master Waste Disposal Agreement also provides that during the three-year term of the Agreement, we will continue to use at competitive prices the services of the BSSD which were used by the CSD prior to the closing. Accordingly, both we and the BSSD should be significant customers of each other for at least the next three years.

See “Acquisition of CSD Assets—Principal Terms of the Acquisition” beginning on page 10.

What are the Principal Risks Associated with the Acquisition?

The acquisition of the CSD assets made us the largest operator of hazardous waste disposal facilities in North America. While we believe that the acquisition has the potential to generate significant value for stockholders, the acquisition also presents certain risks:

•
In order to acquire the CSD assets, we were required (in addition to assuming as part of the purchase price certain environmental liabilities of the CSD as described below) to refinance all of our then outstanding debt and obtain significant additional financing. As a result, we now have a high level of annual interest expense and ratio of debt to stockholders’ equity, which increase the risk that unexpected events may have a potential adverse effect on our financial condition. In addition, the financial covenants included in the documents which evidence such financing place significant restrictions on our future operations.

•
Safety-Kleen has publicly disclosed that it has material deficiencies in many of its financial systems, processes and related internal controls. Due to the deficiencies in these systems and our belief that we will be able to utilize our systems in order to improve the operations of the former CSD, we decided to integrate the U.S. operations of the former CSD into our business and financial reporting systems effective as of the acquisition date. As anticipated, we have experienced certain systems and efficiency issues during the initial integration period. All major systems for operations within the U.S. and certain systems in Canada have now been substantially integrated into our systems. However, the significant increase in transaction volume, as well as the significant increase in the number of new users of our systems, increases the risk of human error or mistake during the integration period. Likewise, the acquisition and integration of a business much larger in size and scope of operations, increases the risk that conditions may have been introduced that our design of our systems of control have not anticipated. Such integration issues could have a material adverse effect on our results of operations and cash flows.

•
Our integration of the operations of the former CSD has required and will continue to require significant effort by our key employees. If we were not able to retain key employees during the integration period, this could adversely affect such integration and therefore our operations and cash flows.

•
As part of the acquisition, we assumed approximately $266,000,000 of environmental liabilities (as valued in accordance with generally accepted accounting principles) relating to the CSD assets. Certain of those liabilities are calculated on a present value basis in accordance with generally accepted accounting principles (which take into consideration both the amount of such liabilities and the timing when it is projected that we will be required to pay such liabilities). We performed extensive due diligence investigations with respect to both the amount and timing of all of the assumed environmental liabilities. We now anticipate such liabilities will be payable over many years and that cash flows generated from operations will generally be sufficient to fund the payment of such liabilities when required. However, events not now anticipated (such as future changes in environmental laws and regulations) could require that such payments be made earlier or in greater amounts than now anticipated, which could adversely affect our cash flow and financial condition.

•
The rules of the SEC require us to file, as part of our periodic reports and registration statements for securities offerings, audited financial statements for the acquired business. As previously noted, Safety-Kleen has publicly disclosed that it has material deficiencies in many of its financial systems, processes and related internal controls. Safety-Kleen provided us audited balance sheets for the CSD as of the end of each of the CSD’s three fiscal years ended August 31, 2001, but due to Safety-Kleen’s material deficiencies, Safety-Kleen’s auditors have advised Safety-Kleen that they will not be able to provide auditors’ reports with respect to the CSD’s statements of operations and cash flows for such three fiscal years. We have received a “no-action letter” from the SEC staff with respect to our inability to file audited statements of operations and cash flows for the CSD or a pro forma statement of operations based thereon. However, until we are able to obtain and file audited statements of operations and cash flows of the CSD (on a separate basis for any relevant periods prior to the closing and on a combined basis with us for periods following the closing) for at least three years (or such lesser period as the SEC staff may permit in the future), we will not be able to file registration statements for public securities offerings by us (except for offerings involving employee benefit plans and secondary offerings by holders of warrants and other securities). This could prevent us from being able to access the public capital markets for a period of up to three years following the closing, but it would not prevent us from obtaining financing through other sources such as private equity or debt placements and bank loans.

•
We and the CSD prior to the acquisition provided services to certain customers which used both companies in order to ensure competitive pricing and reduce the risk that either company would not be able to perform all of the services required by such customers. Subsequent to the acquisition, a portion of those customers may seek to place some business with other vendors so that such customers can continue to maintain more than one source of supply for environmental services. This could cause our results from operations and cash flows to be less than anticipated based upon the prior separate operations of us and the CSD.

See “Acquisition of CSD Assets—Risk Factors” beginning on page 11.

How Did We Finance the Acquisition?

In order to finance the cash portion of the purchase price for the CSD assets, refinance all of our previously outstanding debt, provide cash collateral for letters of credit to support the financial assurances which we must provide to governmental entities for our licensed hazardous waste facilities, pay transaction costs and provide for adequate future working capital, we raised $280,000,000 of total financing. The $280,000,000 of total financings consists of a $100,000,000 three-year revolving credit facility, $115,000,000 of three-year non-amortizing term loans, $40,000,000 of five-year non-amortizing subordinated loans, and $25,000,000 of Series C Preferred Stock. In addition to such financings, we established a letter of credit facility under which the Company may obtain up to $100,000,000 of letters of credit by providing cash collateral equal to 103% of the amount of such outstanding letters of credit. See “The Refinancing—Principal Terms of the Refinancing Documents” beginning on page 13.

What are the Principal Terms of the Refinancing Documents?

Revolving Credit Facility.    We entered into a Revolving Credit Facility with Congress Financial Corporation (New England) as Lender and as Agent for the other Lenders thereunder. The Revolving Credit Facility allows us to borrow up to $100,000,000 in cash and letters of credit, based upon a formula of eligible accounts receivable. The Revolving Credit Facility allows for up to 80% of the outstanding balance of the loans to bear interest at an annual rate of LIBOR plus 3.0%, with the balance at prime, and requires us to pay an unused line fee of 0.25% per annum on the unused portion of the revolving credit.

The Revolving Credit Facility provides for certain covenants including, among others, requiring us to maintain (i) consolidated annualized or rolling four quarters earnings before interest, income taxes, depreciation and amortization (which we refer to below as “EBITDA”) of not less than $56,000,000 for purposes of calculating the annualized EBITDA as of the completion of the fiscal quarter ending December 31, 2002 and increasing in approximately equal quarterly increments to not less than $170,000,000 for purposes of calculating the rolling four quarters EBITDA as of the completion of the fiscal quarter ending December 31, 2007, and (ii) an annualized four quarters rolling fixed charge coverage ratio of not less than 0.65 to 1.0 for the fiscal quarter ending December 31, 2002 and increasing in approximately equal quarterly increments to not less than 1.5 to 1.0 for each fiscal quarter ending after December 31, 2004.

Senior Loans and Subordinated Loans.    We borrowed a total of $155,000,000 in Senior Loans and Subordinated Loans under a Financing Agreement between us, the Lenders thereunder and Ableco Finance LLC as Agent for the Lenders. The $115,000,000 of Senior Loans bear interest at an annual rate of LIBOR plus 7.25%, and the $40,000,000 of Subordinated Loans bear interest at an annual rate of 22.00% (of which up to one-half may be either paid in cash or in kind at our option).

The Ableco Financing Agreement provides for certain covenants including, among others, requiring us to maintain (i) consolidated annualized or rolling four quarters EBITDA of not less than $56,000,000 for purposes of calculating the annualized EBITDA as of the completion of the fiscal quarter ending December 31, 2002 and increasing in approximately equal quarterly increments to not less than $170,000,000 for purposes of calculating the rolling four quarters EBITDA as of the completion of the fiscal quarter ending December 31, 2007, (ii) an annualized or rolling four quarters fixed charge coverage ratio of not less than 0.65 to 1.0 for the fiscal quarter ending December 31, 2002 and increasing in approximately equal quarterly increments to not less than 1.5 to 1.0 for each fiscal quarter ending after December 31, 2004, and (iii) a ratio of consolidated funded indebtedness to either consolidated annualized or rolling four quarters EBITDA of not more than 3.5 to l.0 for the fiscal quarter ending December 31, 2002 and decreasing in approximately equal quarterly increments to not more than 1.5 to l.0 for each fiscal quarter ending on or after December 31, 2004.

Series C Preferred Stock.    We issued $25,000,000 of Series C Preferred Stock under a Certificate of Vote of Directors to six institutional investors.

Ranking.    The Series C Preferred Stock shall rank, with respect to dividend distributions and distributions upon our liquidation or sale, junior to the outstanding Series B Preferred Stock but senior to our common stock and any other classes of preferred stock established after our filing of the Certificate of Vote on September 9, 2002.

Dividends.    Outstanding shares of Series C Preferred Stock are entitled to quarterly dividends at an annual rate of 6% (which, as described below under “Covenants,” might increase to an annual rate of 12% if we fail to comply with our covenants for the benefit of the holders of the Series C Preferred Stock and fail to cure its default within 30 days after notice from those holders). At our election, we may pay in cash the quarterly dividends due through July 1, 2003, but commencing with the dividend payable on October 1, 2003, all dividends thereafter will accrue and compound until either the conversion or redemption of the Series C Preferred Stock.

Redemption.    Each of the 25,000 outstanding shares of the Series C Preferred Stock will be mandatorily redeemable on September 10, 2009 at a Stated Value equal to the purchase price of $1,000 plus the amount of any accrued dividends. Prior to the mandatory redemption date, we will have no right to either redeem the Series C Preferred Stock or require the holders to convert into Common Stock. Prior to the mandatory redemption date, except upon a change of control or acquisition of us or a partial cash redemption upon conversion of the Series C Preferred Stock, the holders will have no right to require us to redeem the Series C Preferred Stock.

Conversion.    Following the Special Meeting, the holders will have the right to convert the Series C Preferred Stock at any time into our common stock. Subject to the “Exchange Cap” described above, the number of shares of common stock issuable upon conversion will be determined by dividing the Stated Value of the shares of Series C Preferred Stock then being converted by the then applicable conversion price. The conversion price is initially $10.50 per share of common stock. The conversion price may, however, subsequently be adjusted by either (i) customary anti-dilution adjustments or (ii) a potential reset of the conversion price to $8.00 per share of common stock if both (A) EBITDA for the year ending December 31, 2003 is less than $115 million and (B) the average trading price for our common stock for the month of December 2003 is less than $27.50.

Voting Rights.    Outstanding shares of Series C Preferred Stock have the right to vote, together with all other classes and series of our stock as a single class for the election of directors and on all other actions to be taken by our shareholders, on an as-converted basis. Unless and until there is an adjustment to the conversion price of $10.50 per share of common stock, the voting rights of the holders of the Series C Preferred Stock will therefore be calculated by dividing the then Stated Value of the Series C Preferred Stock by the conversion price of $10.50.

Covenants.    The Certificate of Vote contains certain covenants for the benefit of the holders of the Series C Preferred Stock. Among other matters, without the consent of the holders of a majority of the outstanding shares of Series C Preferred Stock, we will not be permitted to (i) pay cash dividends upon our outstanding Common Stock, (ii) incur indebtedness in excess of (A) indebtedness under our existing financing agreements, and (B) certain other forms of permitted indebtedness, (iii) merge or make material acquisitions or dispositions with certain exceptions, (iii) create new classes of preferred stock, or (iv) amend our charter in any manner which would have an adverse effect upon the holders of the Series C Preferred Stock. Should we fail to comply with these covenants and any other covenant set forth in the Certificate of Vote and fail to cure the default within 30 days of notice from the holders of the Series C Preferred Stock, (i) the dividend rate on the Series C Preferred Stock would increase to 12% per annum until the later of (A) the six-month anniversary of the covenant default or (B) the date on which such covenant default is cured and (ii) the conversion price for the Series C Preferred Stock would decrease (subject to potential subsequent adjustments to the conversion price as described above) to an amount equal to either (A) $8.00 per share of Common Stock if the conversion price in effect on the date of the covenant default is greater than $8.00 per share, or (B) 90% of the conversion price in effect on the date of the covenant default if the conversion price in effect on the date of the covenant default is less than or equal to $8.00 per share.

See “The Refinancing—Principal Terms of the Refinancing Documents” beginning on page 13 and “Potential Future Issuance of Excess Conversion Shares—Principal Terms of Series C Preferred Stock” beginning on page 15.

What do You Need to do Now?

After carefully reading the information contained in this proxy statement, please complete and sign the enclosed proxy card and return it in the enclosed envelope as soon as possible, so that your shares will be represented at the Special Meeting. If you sign and send in your proxy card, but do not indicate how you want to vote, we will count your proxy card as a vote in favor of the proposal to approve the potential future issuance of Excess Conversion Shares. See “Proxy Solicitation” on page 8.

Where can You Get More Information?

If you would like further information about the matters described in this proxy statement, please review those portions of our Reports on Forms 8-K, 10-K and 10-Q as filed with the SEC, which are described under “Where Can You Find More Information” on page 23, and “Information Incorporated by Reference” beginning on page 23. You may also contact Stephen H. Moynihan, Senior Vice President, Clean Harbors Environmental Services Company, Inc., 1501 Washington Street, Braintree, Massachusetts 02184-7535, telephone (781) 849-1800, Ext. 4454.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this proxy statement and the additional information incorporated herein from the Company’s filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934 contain forward-looking statements, which are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the section of this proxy statement entitled “Acquisition of CSD Assets—Risk Factors” and the sections and heading entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors That May Affect Future Results” in the Company’s Reports on Form 10-K and Form 10-Q which are incorporated herein by reference. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

PROXY SOLICITATION

This Proxy Statement and the accompanying Notice of Special Meeting of Stockholders are being furnished in connection with the solicitation of proxies by the Board of Directors of Clean Harbors, Inc., a Massachusetts corporation (the “Company”), for use at the Special Meeting of Stockholders to be held at the Company’s headquarters, 1501 Washington Street, Braintree, Massachusetts, on February     , 2003, commencing at 10:00 a.m., local time, and any adjournment thereof (the “Meeting”).

Proxies in the accompanying form, properly executed and received prior to the Meeting and not revoked, will be voted as specified or, if no instructions are given, will be voted in favor of the proposal described herein. Proxies may be revoked at any time prior to the Meeting by written notice given to the Clerk of the Company. The cost of this solicitation shall be borne by the Company. Solicitations of proxies by telephone or in person may be made by the Company’s directors, officers or other employees, but any such solicitation will be carried on during working hours and for no additional cost, other than the time expended and telephone charges in making such solicitation. This Proxy Statement and the accompanying proxy form are scheduled to be mailed to stockholders beginning on January     , 2003.

INFORMATION AS TO VOTING SECURITIES

The holders of the Company’s Common Stock, $.01 par value (“Common Stock”), and Series B Convertible Preferred Stock, $.01 par value (“Series B Preferred Stock”), vote as a single class with respect to the most matters, including the sole matter proposed to be considered at the Meeting. Each issued and outstanding share of Common Stock, and each issued and outstanding share of Series B Preferred Stock, is entitled to one vote. Only stockholders of record holding shares of Common Stock or Series B Preferred Stock at the close of business on

January 28, 2003 will be entitled to vote at the Meeting. On January 10, 2003, there were outstanding and entitled to vote a total of 13,309,785 shares of Common Stock and 112,000 shares of Series B Preferred Stock. Votes cast by proxy or in person at the Meeting by holders of Common Stock and Series B Preferred Stock will be counted by persons appointed by the Company to act as voting inspectors for the Meeting.

In addition to the Common Stock and Series B Preferred Stock, there were a total of 25,000 shares of Series C Convertible Preferred Stock, $.01 par value per share (“Series C Preferred Stock”), outstanding on the record date for the Meeting. Holders of Series C Preferred Stock on the record date for the Meeting will be entitled to notice and to attend the Meeting, but under the rules of The Nasdaq Stock Market (“NASDAQ”), the Series C Preferred Stock will not be entitled to vote upon the sole matter now proposed to be considered at the Meeting. Accordingly, no proxies are hereby being solicited for the Meeting from the holders of the Series C Preferred Stock.

Approval of the potential future issuance of Excess Conversion Shares upon conversion of the Company’s Series C Preferred Stock (which is the sole matter proposed to be considered at the Meeting) will require the affirmative vote of the holders of a majority of the shares of Common Stock and Series B Preferred Stock cast at the Meeting either in person or by proxy. Any “abstain” votes cast on the matters presented at the Meeting will be counted as “against” votes, except that broker “non-votes” (which result from the broker not having discretionary voting power and not having received instructions from the beneficial owner to vote) will not be counted as represented at the Meeting. Usually, broker “non-votes” occur when brokers holding stock in “street name” have not received any instructions from clients, in which case the brokers (as holders of record) are permitted to vote on “routine” proposals but not on non-routine matters. Approval of the potential future issuance of Excess Conversion Shares upon the conversion of the Company’s outstanding Series C Preferred Stock is not considered a “routine” matter; thus, broker “non-votes” may occur with respect to such proposed approval, but such broker non-votes will not be considered as having voted or being entitled to vote either for or against the proposed approval.

ACQUISITION OF CSD ASSETS

Background

Since June 2000, Safety-Kleen Corp. (“Safety-Kleen”) and 73 of its wholly-owned domestic subsidiaries have been operating as debtors-in-possession pursuant to Chapter 11 of the Bankruptcy Code under proceedings in the Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). As part of those proceedings, Safety-Kleen commenced in September 2001 marketing its Chemical Services Division (the “CSD”) through Lazard Freres & Co. to qualified potential purchasers. After review of the offering materials, discussions with Safety-Kleen and further investigation of the CSD, the Company’s Board of Directors unanimously approved the Company’s submission of a bid in October 2001. After extensive negotiations, the Company and Safety-Kleen signed a letter of intent on December 13, 2001, and thereafter negotiated the terms of an Acquisition Agreement. After careful consideration of the additional investigation of the CSD which the Company had performed since the signing of the letter of intent and the anticipated benefits and risks of the acquisition of the CSD assets which are described below under “Reasons for the Acquisition” and “Risk Factors,” the Company’s Board of Directors unanimously determined that the acquisition was in the best interests of the Company and its stockholders and approved the execution of that Acquisition Agreement on February 18, 2002. The Company and Safety-Kleen Services, Inc. (the “Seller”) signed that Acquisition Agreement on February 22, 2002. On March 8, 2002, the Bankruptcy Court issued an order (the “Bidding Procedures Order”) establishing bidding procedures for the sale of the CSD assets either to the Company pursuant to the Acquisition Agreement or to a higher or better bid submitted by another qualified bidder.

CSD Assets Acquired

In accordance with the Acquisition Agreement and an order issued on June 18, 2002 (the “Sale Order”) by the Bankruptcy Court approving the sale to the Company of the assets of the CSD in accordance with the

Acquisition Agreement, the Company closed the acquisition on September 10 (but effective as of September 7), 2002. The sale included the operating assets of 56 of the Seller’s subsidiaries in the United States and the stock of five of the Seller’s subsidiaries in Canada (the “CSD Canadian Subsidiaries”). The Sale Order authorized the sale of the assets of the CSD to the Company free and clear of all liens, claims, encumbrances and interests except for certain liabilities and obligations assumed by the Company as part of the purchase price.

The assets of the CSD (including the assets of the CSD Canadian Subsidiaries) acquired by the Company consist primarily of 50 hazardous waste treatment and disposal facilities including, among others, 21 treatment, storage or disposal facilities, six wastewater treatment facilities, nine landfills and four incinerators. Such facilities are located in 30 states, Puerto Rico, six Canadian provinces and Mexico. The most significant of such facilities include a landfill in Buttonwillow, California with approximately 10.6 million cubic yards of remaining capacity, a landfill in Westmorland, California with approximately 2.7 million cubic yards of remaining capacity, a landfill in Lambton, Ontario with approximately 6.1 million cubic yards of remaining capacity which is the largest of the total of three hazardous waste landfills in Canada, three rotary incinerators in Deer Park, Texas which are collectively the largest capacity hazardous waste incinerator in the United States, and an incinerator in Lambton, Ontario which is the largest capacity hazardous waste incinerator in Canada. The acquired assets do not include Safety-Kleen’s Pinewood landfill in South Carolina, which Safety-Kleen had previously operated as part of the CSD.

Reasons for the Acquisition

The primary reasons for the acquisition of the CSD assets were to broaden the Company’s disposal capabilities and geographic reach, particularly in the West Coast and Southwest regions, in Canada and in Mexico, and to significantly expand the Company’s network of hazardous waste disposal facilities. In addition, the Company believes that the acquisition of hazardous waste facilities in new geographic areas will allow the Company to expand its site and industrial services. The performance of site and industrial services often involves hazardous waste disposal components that potentially increase the utilization and profitability of the facilities. The Company believes that the acquisition will result in significant cost savings by allowing the Company to treat hazardous waste internally that the Company previously paid third parties to dispose of because the Company lacked the facilities required to dispose of the waste internally and by eliminating redundant or inefficient transportation costs. The combined Company is expected to have annualized revenue of approximately $730 million, approximately 4,400 employees, and approximately 38,000 customers including a sizable majority of the Fortune 500.

The Company also believes that the purchase price paid for the CSD assets was very favorable to the Company. The principal reasons for this were that Safety-Kleen was highly motivated to sell the CSD assets in order to facilitate its own Chapter 11 reorganization, only a limited number of major environmental services firms (including the Company) were qualified to bid for the CSD assets because the successful bidder was required to be acceptable to numerous environmental regulatory agencies in order to own and operate the licensed hazardous waste facilities included in the CSD assets, and the Company was qualified to evaluate and subsequently manage the significant environmental liabilities of the CSD required to be assumed by the purchaser as part of the purchase price for the transaction.

Principal Terms of the Acquisition

In accordance with the Acquisition Agreement between the Seller and the Company dated February 22, 2002, as amended through September 6, 2002, the Company purchased the assets of the CSD for $34,330,000 in cash, and incurred direct costs related to the transaction of $9,487,000 for a total purchase price of $43,817,000. In addition, the Company assumed with the transaction certain environmental liabilities of the CSD valued in accordance with generally accepted accounting principles at approximately $266,000,000.

The cash portion of the purchase price is subject to adjustment based upon the final calculation of the CSD’s working capital, as defined in the Acquisition Agreement, as of the closing date. The Company and the Seller have not yet resolved the final calculation of the CSD’s working capital as of the closing date. In addition, the fair value of environmental liabilities is difficult to estimate. Prior to the acquisition of the CSD assets, the Company performed significant due diligence regarding the environmental liabilities; however, additional facts learned subsequent to the acquisition date about the nature and extent of environmental liabilities existing at the acquisition date could result in adjustment to the estimate of environmental liabilities that existed as of the acquisition date.

Prior to the sale of the CSD assets to the Company, the largest single customer of the CSD had been Safety-Kleen’s Branch Sales and Services Division (the “BSSD”), which primarily serves as a “front-end” collection agent for approximately 400,000 clients in the industrial and commercial parts cleaning and hazardous/non-hazardous waste market, particularly with regard to waste fuel and solvent recovery and recycling. In connection with the Company’s purchase of the CSD assets, the Company and the Seller entered into a Master Waste Disposal Agreement which provides that during the three-year term of the Agreement, the BSSD will continue to utilize the Company (which now owns the facilities of the CSD) to provide hazardous waste treatment and disposal services at competitive prices and, in particular, that during the first six months following the closing that BSSD will provide the Company with at least $15 million of disposal business. The Master Waste Disposal Agreement also provides that during the three-year term of the Agreement, the Company will continue to use at competitive prices the services of the BSSD which were used by the CSD prior to the closing. Accordingly, both the Company and the BSSD should be significant customers of each other for at least the next three years.

Under Section 5.15 of the Acquisition Agreement as amended, the Company and the Seller have agreed to certain non-competition and non-solicitation provisions which are intended to separate the respective businesses of the Company and the BSSD for a period of three years after the closing. Under such Section, the Company and the Seller have also agreed during such period not to recruit or otherwise solicit, with certain exceptions, any of their respective employees to leave the employment of the other.

Risk Factors

The acquisition of the CSD assets made the Company the largest operator of hazardous waste disposal facilities in North America. While the Company believes that the acquisition has the potential to generate significant value for stockholders, the acquisition also presents certain risks.

High Level of Debt.    In order to acquire the CSD assets, the Company was required (in addition to assuming as part of the purchase price certain significant environmental liabilities of the CSD as described below) to refinance all of its then outstanding debt and obtain significant additional financing. Accordingly, the Company now has outstanding, or has the right to draw, up to $280,000,000 of total financing (which includes $255,000,000 of debt and $25,000,000 of redeemable Series C Preferred Stock). The principal terms of that financing are described below under “The Refinancing.” As a result, the Company now has a high level of annual interest expense and ratio of debt to stockholders’ equity, which increase the risk that unexpected events may have a potential adverse effect on the Company’s financial condition. In addition, the financial covenants included in the documents which evidence such financing (as described below under “The Refinancing—Principal Terms of the Refinancing Documents” and “Potential Future Issuance of Excess Conversion Shares—Principal Terms of Series C Preferred Stock”) place significant restrictions on the Company’s future operations.

Integration Issues.    Safety-Kleen has publicly disclosed that it has material deficiencies in many of its financial systems, processes and related internal controls. Due to the deficiencies in these systems and the Company’s belief that it will be able to utilize its systems in order to improve the operations of the former CSD, the Company decided to integrate the U.S. operations of the former CSD into the Company’s business and financial reporting systems effective as of the acquisition date. As anticipated, the Company has experienced certain systems and efficiency issues during the initial integration period. All major systems for operations within the U.S. and certain systems in Canada have now been substantially integrated into the Company’s systems. However, the significant increase in transaction volume, as well as the significant increase in the number of new users of the Company’s systems, increases the risk of human error or mistake during the integration period. Likewise, the acquisition and integration of a business much larger in size and scope of operations, increases the risk that conditions may have been introduced that the Company’s design of its systems of control have not anticipated. Such integration issues could have a material adverse effect on the Company’s results of operations and cash flows. Furthermore, Safety-Kleen’s deficiencies in financial systems, processes and related internal controls increase the risk that the unaudited financial statements of the CSD’s operations and cash flows which Safety-Kleen provided to the Company are not accurate. Prior to the acquisition, the Company conducted extensive due diligence investigations with respect to the operations and cash flows of the CSD; however, there is a risk due to the material deficiencies in Safety-Kleen’s internal controls that undetected errors may exist in the financial statements provided by Safety-Kleen.

Employee Retention.    The integration of the operations of the former CSD into the Company has required and will continue to require significant effort by key employees of the Company. Accordingly, if the Company were not able to retain key employees during the integration period, this could adversely affect such integration and therefore the Company’s operations and cash flows.

Assumed Environmental Liabilities.    As part of the acquisition, the Company assumed certain environmental liabilities of the CSD valued (in accordance with generally accepted accounting principles) at approximately $266,000,000. Certain of those liabilities are calculated on a present value basis in accordance with generally accepted accounting principles (which take into consideration both the amount of such liabilities and the timing when it is projected that the Company will be required to pay such liabilities). The Company performed extensive due diligence investigations with respect to both the amount and timing of all of the assumed environmental liabilities. The Company now anticipates such liabilities will be payable over many years and that cash flows generated from operations will generally be sufficient to fund the payment of such liabilities when required. However, events not now anticipated (such as future changes in environmental laws and regulations) could require that such payments be made earlier or in greater amounts than now anticipated, which could adversely affect the Company’s cash flow and financial condition.

Restrictions on Access to Public Financing.    The rules of the SEC require the Company to file, as part of the Company’s periodic reports and registration statements for securities offerings, audited financial statements for the acquired business. As previously noted, Safety-Kleen has publicly disclosed that it has material deficiencies in many of its financial systems, processes and related internal controls. Safety-Kleen provided the Company audited balance sheets for the CSD as of the end of each of the CSD’s three fiscal years ended August 31, 2001, but due to Safety-Kleen’s material deficiencies, Safety-Kleen’s auditors have advised Safety-Kleen that they will not be able to provide auditors’ reports with respect to the CSD’s statements of operations and cash flows for such three fiscal years. The Company has received a “no-action letter” from the SEC staff with respect to the Company’s inability to file audited statements of operations and cash flows for the CSD or a pro forma statement of operations based thereon. However, until the Company is able to obtain and file audited statements of operations and cash flows of the CSD (on a separate basis for any relevant periods prior to the closing and on a combined basis with the Company for periods following the closing) for at least three years (or such lesser period as the SEC staff may permit in the future), the Company will not be able to file registration statements for public securities offerings by the Company (except for offerings involving employee benefit plans and secondary offerings by holders of warrants and other securities). This could prevent the Company from being able to access the public capital markets for a period of up to three years following the closing, but it would not prevent the Company from obtaining financing through other sources such as private equity or debt placements and bank loans.

Customer Retention.    The Company and the CSD prior to the acquisition provided services to certain customers which used both companies in order to ensure competitive pricing and reduce the risk that either company would not be able to perform all of the services required by such customers. Subsequent to the acquisition, a portion of those customers may seek to place some business with other vendors so that such customers can continue to maintain more than one source of supply for environmental services. This could cause the results from operations and cash flows of the Company to be less than anticipated based upon the prior separate operations of the Company and the CSD.

Required Financial Assurances.    The Company is required to carry significant amounts of insurance and occasionally post bid and performance bonds. The Company’s ability to continue conducting its operations could be adversely affected if the Company should become unable to obtain sufficient insurance or surety bonds at reasonable premiums and cash collateral levels to meet its business and regulatory requirements in the future. The availability of insurance may be influenced by developments within the insurance industry itself, as well as the insurers’ or sureties’ assessment of their risk of loss with the Company. Operators of hazardous waste handling facilities are also required by federal and state regulations to provide financial assurance for closure and post-closure care of those facilities should the facilities cease operation. The Company’s total closure and post-closure costs requiring financial assurance by regulators are now approximately $266 million. The Company has placed most of the required financial assurance for closure through a qualified insurance company, Steadfast Insurance Company. At September 30, 2002, the Company was required to post letters of credit of $47 million under the insurance policies and is required to post an additional $41.5 million in March 2003.

THE REFINANANCING

Background

Under the Acquisition Agreement and the Bidding Procedures Order, the Company was required to deliver by May 30, 2002 to Safety-Kleen copies of executed financing commitments from qualified lenders evidencing the Company’s ability to finance the cash portion of the purchase price for the CSD assets, refinance all of the Company’s previously outstanding debt, provide cash collateral for letters of credit to support the financial assurances which the Company must provide to governmental entities for the Company’s licensed hazardous waste facilities, pay transaction costs and provide for adequate future working capital. After extensive negotiations with numerous potential lenders by the Company and Deutche Banc Alex. Brown, which the Company had retained as its advisor, the Company was able to obtain by the required date written commitments from Congress Financial Corporation (New England) a commitment for a revolving credit facility of $100,000,000, and from Cerberus Capital Management, L.P. and Oak Hill Advisors, Inc. a commitment for $160,000,000 of financing, consisting of $100,000,000 of senior term loans, $35,000,000 of subordinated term loans, and $25,000,000 of preferred stock, which commitment allowed the Company to increase the amount of the senior term loans and subordinated term loans under certain circumstances. The Company’s Board of Directors unanimously approved on May 30, 2002, the execution of these commitments by the Company because delivery of copies of such commitments by May 30 to Safety-Kleen was required in order for the Company to be a “qualified bidder” for the assets of the CSD under the Bidding Procedures Order and because the Board believed that the terms set forth in the commitments were the most attractive which the Company could obtain from qualified lenders within the time allowed by the Acquisition Agreement and the Bidding Procedures Order.

Principal Terms of the Refinancing Documents

Based upon the commitments executed on May 30, 2002, the Company raised $280,000,000 of total financings (which amount includes $20,000,000 of additional loans under the Ableco Financing Agreement described below which closed within three days after the initial closing of such Agreement on September 10, 2002). The $280,000,000 of total financings consists of a $100,000,000 three-year revolving credit facility (the “Revolving Credit Facility”), $115,000,000 of three-year non-amortizing term loans (the “Senior Loans”), $40,000,000 of five-year non-amortizing subordinated loans (the “Subordinated Loans”), and $25,000,000 of Series C Preferred Stock. In addition to such financings, the Company has established a letter of credit facility

(the “L/C Facility”) under which the Company may obtain up to $100,000,000 of letters of credit by providing cash collateral equal to 103% of the amount of such outstanding letters of credit.

The principal terms of the Revolving Credit Facility, the Senior Loans, the Subordinated Loans, and the L/C Facility are as follows. The principal terms of the Series C Preferred Stock are described below under “Potential Future Issuance of Excess Conversion Shares—Principal Terms of Series C Preferred Stock.”

Revolving Credit Facility.    The Revolving Credit Facility was established under a Loan and Security Agreement dated September 6, 2002 between the Company and Congress Financial Corporation (New England) as Lender and as Agent for the other Lenders thereunder. The Revolving Credit Facility allows the Company to borrow up to $100,000,000 in cash and letters of credit, based upon a formula of eligible accounts receivable. This total is separated into two lines of credit, namely a line for the Company’s Canadian Subsidiaries of $20,000,000 in Canadian dollars and a line for the Company and its US subsidiaries equal to $100,000,000 in US dollars less the then conversion value of the Canadian line. Letters of credit outstanding at any one time under the Revolving Credit Facility may not exceed $20,000,000. At September 30, 2002, letters of credit outstanding were $5,776,000 and the Company had approximately $62,976,000 available to borrow. This consisted of borrowing availability in the U.S. of approximately $52,084,000 and availability in Canada of approximately $10,892,000 (USD). The Revolving Credit Facility allows for up to 80% of the outstanding balance of the loans to bear interest at an annual rate of LIBOR plus 3.0%, with the balance at prime. The Revolving Credit Facility requires the Company to pay an unused line fee of 0.25% per annum on the unused portion of the revolving credit.

The Company’s obligations under the Revolving Credit Facility are secured by a first security interest in the Company’s accounts receivable and a second security interest in substantially all of the Company’s other assets (exclusive of real estate, rolling stock and cash collateral provided by the Company to the issuer of the letters of credit under the L/C Facility). The Revolving Credit Facility provides for certain covenants including, among others, requiring the Company to maintain (i) consolidated annualized or rolling four quarters earnings before interest, income taxes, depreciation and amortization (“EBITDA”) of not less than $56,000,000 for purposes of calculating the annualized EBITDA as of the completion of the fiscal quarter ending December 31, 2002 and increasing in approximately equal quarterly increments to not less than $170,000,000 for purposes of calculating the rolling four quarters EBITDA as of the completion of the fiscal quarter ending December 31, 2007, and (ii) an annualized four quarters rolling fixed charge coverage ratio of not less than 0.65 to 1.0 for the fiscal quarter ending December 31, 2002 and increasing in approximately equal quarterly increments to not less than 1.5 to 1.0 for each fiscal quarter ending after December 31, 2004. The covenants generally provide for annualized, rather than rolling four quarters, calculations for each of the first four fiscal quarters commencing on and after October 1, 2002 because, while the closing on September 10, 2002 of the financings related to the CSD asset acquisition significantly increased the Company’s level of total outstanding debt and interest costs, the anticipated increases in the Company’s EBITDA resulting from the acquisition of the CSD assets commenced only with the effective date of that acquisition on September 7, 2002 and are not reflected in the Company’s results of operations for prior periods of 2002.

Senior Loans and Subordinated Loans.    Both the Senior Loans and the Subordinated Loans were provided under a Financing Agreement dated September 6, 2002 (the “Ableco Financing Agreement”) between the Company, the Lenders thereunder and Ableco Finance LLC as Agent for the Lenders. The $115,000,000 of Senior Loans bear interest at an annual rate of LIBOR plus 7.25%, and the $40,000,000 of Subordinated Loans bear interest at an annual rate of 22.00% (of which up to one-half may be either paid in cash or in kind at the Company’s option).

The Senior Loans and the Subordinated Loans are secured by a first security or mortgage interest in substantially all of the Company’s assets, except for second security interests in the Company’s accounts receivable in which the Agent under the Revolving Credit Facility has a first security interest and the cash collateral provided by the Company to the issuer of letters of credit under the L/C Facility in which such issuer has a first security interest. The Ableco Financing Agreement provides for certain covenants including, among others, requiring the Company to maintain (i) consolidated annualized or rolling four quarters EBITDA of not less than $56,000,000 for purposes of calculating the annualized EBITDA as of the completion of the fiscal quarter ending December 31, 2002 and increasing in approximately equal quarterly increments to not less than $170,000,000 for purposes of calculating the rolling four quarters EBITDA as of the completion of the fiscal quarter ending December 31, 2007, (ii) an annualized or rolling four quarters fixed charge coverage ratio of not less than 0.65 to 1.0 for the fiscal quarter ending December 31, 2002 and increasing in approximately equal quarterly increments to not less than 1.5 to 1.0 for each fiscal quarter ending after December 31, 2004, and (iii) a ratio of consolidated funded indebtedness to either consolidated annualized or rolling four quarters EBITDA of not more than 3.5 to l.0 for the fiscal quarter ending December 31, 2002 and decreasing in approximately equal quarterly increments to not more than 1.5 to l.0 for each fiscal quarter ending on or after December 31, 2004.

L/C Facility.    The L/C Facility was established under a Letter of Credit Facility Agreement dated September 6, 2002 between the Company and Fleet National Bank (“Fleet”). The L/C Facility Agreement provides that Fleet will issue up to $100 million of letters of credit at the Company’s request provided that the Company provides cash collateral equal to 103% of the amount of the outstanding letters of credit (with the Company paying Fleet’s customary charges for the issuance of such letters of credit plus an annual fee equal to 0.3% of the outstanding amount thereof). At September 30, 2002, letters of credit outstanding were $41,500,000. The term of the L/C Facility will expire on September 9, 2005.

POTENTIAL FUTURE ISSUANCE OF EXCESS CONVERSION SHARES

(Item 1 on Proxy Form)

Background

On September 10, 2002, the Company issued for $25 million in cash as part of the Refinancing an aggregate of 25,000 shares of Series C Preferred Stock in a private placement to six institutional investors, namely Cerberus CH LLC, Oak Hill Securities Fund, L.P., Oak Hill Securities Fund II, L.P., Lerner Enterprises, L.P., P & PK Family Ltd. Partnership, and Cardinal Investment Partners I, L.P. (collectively the “Investors”). None of the Investors is affiliated in any manner with the executive officers or directors of the Company. The Company issued the Series C Preferred Stock pursuant to a Securities Purchase Agreement dated September 6, 2002 between the Company and the Investors (the “Securities Purchase Agreement”) and a Certificate of Vote of Directors approved by the Company’s Board of Directors on August 27, 2002 and filed with the Massachusetts Secretary of State on September 9, 2002 (the “Certificate of Vote”). By approval of the Certificate of Vote, the Company’s Board of Directors designated 25,000 shares of the Company’s previously authorized but unissued shares of preferred stock as the Series C Preferred Stock and established the rights, preferences and other terms of such series.

Principal Terms of Series C Preferred Stock

Ranking.    The Series C Preferred Stock shall rank, with respect to dividend distributions and distributions upon a liquidation of the Company, junior to the outstanding Series B Preferred Stock but senior to the Common Stock and any other classes of preferred stock established by the Company after the filing of the Certificate of Vote on September 9, 2002.

Dividends.    Outstanding shares of Series C Preferred Stock are entitled to dividends payable on the first day of January, April, July and October of each year at an annual rate of 6% (which, as described below under “Covenants,” might increase to an annual rate of 12% if the Company fails to comply with its covenants under the Certificate of Vote and fails to cure its default within 30 days after notice from the holders of the Series C Preferred Stock). At its election, the Company may pay in cash the quarterly dividends due through July 1, 2003, but commencing with the dividend payable on October 1, 2003, all dividends thereafter will accrue and compound until either the conversion or redemption of the Series C Preferred Stock as described below.

Redemption.    Each of the 25,000 outstanding shares of the Series C Preferred Stock will be mandatorily redeemable on September 10, 2009 (the seventh anniversary of the issuance date) at a redemption price (the “Stated Value”) equal to the purchase price of $1,000 plus the amount of any accrued dividends thereon. Prior to the mandatory redemption date, the Company will have no right to either redeem the Series C Preferred Stock or require the holders to convert into Common Stock. Prior to the mandatory redemption date, except upon a change of control or acquisition of the Company or a partial cash redemption upon conversion of the Series C Preferred Stock as described below under “Exchange Cap,” the holders will have no right to require the Company to redeem the Series C Preferred Stock.

Conversion.    Following the Meeting, the holders will have the right to convert the Series C Preferred Stock at any time into Common Stock. Subject to the “Exchange Cap” described below, the number of shares of Common Stock issuable upon conversion will be determined by dividing the Stated Value of the shares of Series C Preferred Stock then being converted by the then applicable conversion price. The conversion price is initially $10.50 per share of Common Stock. The conversion price may, however, subsequently be adjusted by either (i) customary anti-dilution adjustments in the event the Company in the future subdivides or combines its outstanding Common Stock through stock splits, reverse stock splits or stock dividends or (subject to certain exceptions for issuances pursuant to currently outstanding rights and under employee benefit plans) issues Common Stock or rights to acquire Common Stock for less than the higher of the then market price of the Common Stock or the then conversion price and (ii) a potential reset of the conversion price to $8.00 per share of Common Stock if both (A) the Company’s consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the year ending December 31, 2003 is less than $115 million and (B) the average trading price for the Common Stock for the month of December 2003 is less than $27.50.

Voting Rights.    Outstanding shares of Series C Preferred Stock have the right to vote, together with all other classes and series of stock of the Company as a single class for the election of directors and on all other actions to be taken by the shareholders of the Company, on an as-converted basis. Unless and until there is an adjustment to the conversion price of $10.50 per share of Common Stock, the voting rights of the holders of the Series C Preferred Stock will therefore be calculated by dividing the then Stated Value of the Series C Preferred Stock by the conversion price of $10.50. The Certificate of Vote provides, however, that the voting rights of the Series C Preferred Stock will be based upon no more than 2,431,946 shares of Common Stock (19.99% of the total number of primary shares of Common Stock outstanding on the date the Series C Preferred Stock was issued) unless and until the Company’s stockholders approve the issuance of a greater number of shares of Common Stock upon the conversion of the Series C Preferred Stock. Furthermore, the Company and the Investors have agreed that the conversion price used to calculate the number of votes that the holders of the Series C Preferred Stock shall be entitled to exercise in respect of matters brought before the holders of all Company securities shall not be less than $9.82 per share (as adjusted for any stock dividend, stock split, subdivision or similar transaction). Such minimum conversion price is equal to the closing price of the Common Stock on NASDAQ on September 5, 2002, the date prior to the date on which the Securities Purchase Agreement was signed. Such limitation shall apply irrespective of whether the Company’s shareholders approve the potential future issuance of Excess Conversion Shares, until and unless otherwise permitted by the rules of NASDAQ.

Covenants.    The Certificate of Vote contains certain covenants for the benefit of the holders of the Series C Preferred Stock. Among other matters, without the consent of the holders of a majority of the outstanding shares of Series C Preferred Stock, the Company shall not be permitted to (i) pay cash dividends upon its outstanding Common Stock, (ii) incur indebtedness in excess of (A) indebtedness under the Company’s financing agreements which were entered into at the same time as the Securities Purchase Agreement (the “Existing Financing Agreements”) pursuant to which the Company now has outstanding or the right to borrow an aggregate of up to $255 million, and (B) certain other forms of permitted indebtedness, (iii) merge or make material acquisitions or dispositions with certain exceptions, (iii) create new classes of preferred stock, or (iv) amend its charter in any manner which would have an adverse effect upon the holders of the Series C Preferred Stock. Should the Company fail to comply with these covenants and any other covenant set forth in the Certificate of Vote and fail to cure the default within 30 days of notice from the holders of the Series C Preferred Stock, (i) the dividend rate on the Series C Preferred Stock would increase to 12% per annum until the later of (A) the six-month anniversary of the covenant default or (B) the date on which such covenant default is cured and (ii) the conversion price for the Series C Preferred Stock would decrease (subject to potential subsequent adjustments to the conversion price as described above) to an amount equal to either (A) $8.00 per share of Common Stock if the conversion price in effect on the date of the covenant default is greater than $8.00 per share, or (B) 90% of the conversion price in effect on the date of the covenant default if the conversion price in effect on the date of the covenant default is less than or equal to $8.00 per share.

The Exchange Cap

Under the rules of NASDAQ, an issuer (including the Company) whose shares of common stock are traded on NASDAQ is not permitted, without approval of the issuer’s shareholders, to issue shares of common stock (or securities convertible into shares of common stock) in connection with any transaction (other than a public offering) equal to more than 19.99% of the total number of primary shares of common stock outstanding on the issuance date. Accordingly, Section 11 of the Certificate of Vote provides that, notwithstanding anything to the contrary contained in any other provision of the Certificate, the Company shall not be obligated to issue any shares of Common Stock upon conversion of the Series C Preferred Stock if the issuance of such shares would exceed that number of shares of Common Stock which the Company may issue upon conversion of the Series C Preferred Stock without breaching the Company’s obligations under the rules or regulations of NASDAQ (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company obtains the approval of its stockholders as required by the applicable rules of NASDAQ for issuances of Common Stock in excess of such amount (“Excess Conversion Shares”). To assure that the holders of the Series C Preferred Stock will be treated fairly while the Exchange Cap remains in effect, the Certificate of Vote allocates the Exchange Cap among the holders of the Series C Preferred Stock based upon their respective holdings of shares of Series C Preferred Stock. Under the rules of NASDAQ, the approval of the Company’s shareholders now required to approve the potential issuance of Excess Conversion Shares will be the affirmative vote of not less than a majority of the shares of the Common Stock and Series B Convertible Preferred Stock (which will vote at the Meeting with the Common Stock on such matter on a share-for-share basis) cast either in person or by proxy at the Meeting. Under the rules of NASDAQ, the outstanding shares of Series C Preferred Stock will not be entitled to vote on the potential issuance of Excess Conversion Shares.

On September 10, 2002, the issuance date of the Series C Preferred Stock (the “Issuance Date”), there were a total of 12,165,812 primary shares of Common Stock outstanding and there were a total of 3,664,413 additional shares of Common Stock then reserved for issuance upon exercise of stock options or other rights under the Company’s employee benefit plans, conversion of the outstanding shares of Series B Preferred Stock and exercise of outstanding stock purchase warrants. On the Issuance Date, the Exchange Cap was therefore equal to 2,431,946 shares, which represents 19.99% of the total primary shares then outstanding. Based upon the $25 million purchase price and the initial $10.50 conversion price for the Series C Preferred Stock, the Board of Directors then reserved a total of 2,380,953 shares of Common Stock for issuance upon a potential future conversion of the Series C Preferred Stock, which represents 19.57% of the total primary shares (and 15.04% of the fully-diluted shares, exclusive of shares reserved for issuance upon conversion of the Series C Preferred Stock) of Common Stock outstanding on the Issuance Date.

However, as described above under “Summary of Principal Terms of Series C Preferred Stock-Conversion” and “—Covenants,” there are certain circumstances under which the number of shares of Common Stock potentially issuable in the future upon conversion of the Series C Preferred Stock could exceed 19.99% of the total number of primary shares of Common Stock outstanding on the Issuance Date. These circumstances include: (i) conversion of accrued dividends on the Series C Preferred Stock into additional shares of Common Stock, (ii) reduction in the conversion price below $10.50 per share under the anti-dilution provisions of the Certificate of Vote in the event the Company should in the future issue Common Stock or rights to acquire Common Stock (except for certain issuances pursuant to outstanding stock rights and employee benefit plans) below the higher of the then market price of the Common Stock or the conversion price then in effect, (iii) reset of the conversion price to $8.00 per share if both (A) the Company’s consolidated EBITDA for the year ending December 31, 2003 is less than $115 million and (B) the average trading price of the Common Stock for the month of December 2003 is less than $27.50, and (iv) reduction of the conversion price to either $8.00 per share or 90% of the conversion price then in effect if the Company should fail both to comply with its covenants in the Certificate of Vote and to cure such default within 30 days after notice from the holders of the Series C Preferred Stock.

If (i) the conversion price remains at $10.50 per share, (ii) the Company pays in cash the dividends which accrue through July 1, 2003, but all dividends thereafter accrue and compound at 6% per annum as required by the Certificate of Vote, and (iii) the holders of the Series C Preferred Stock elect to convert none of their shares of Series C Preferred Stock prior to the mandatory redemption date of September 10, 2009 but then convert all of their shares (and all accrued and unpaid dividends thereon), the total number of shares of Common Stock potentially issuable upon conversion of the Series C Preferred Stock (based upon a total of approximately $36,273,634 original purchase price and accrued dividends through September 10, 2009) would be approximately 3,454,632, which represents 28.40% of the total primary shares (and 21.82% of the total fully-diluted shares) outstanding on the Issuance Date. Furthermore, based upon the same assumptions but also assuming that there is a reset of the conversion price from $10.50 per share to $8.00 per share, the total number of shares of Common Stock potentially issuable upon conversion of the Series C Preferred Stock would increase to approximately 4,534,204, which represents 37.27% of the total primary shares (and 28.64% of the total fully-diluted shares) outstanding on the Issuance Date. Based upon the foregoing assumptions, the number of Excess Conversion Shares potentially issuable could range from approximately 1,022,686 shares (which is approximately 7.7% of the total primary shares now outstanding and 6.6% of the total fully-diluted (without giving effect to any Series C Preferred Stock conversion) shares now outstanding), to approximately 2,102,258 shares (which is approximately 15.9% of the total primary shares now outstanding and 13.4% of the total fully-diluted (without giving effect to any Series C Preferred Stock conversion) shares now outstanding).

If for one or more of the reasons described above the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock should exceed 19.99% of the total number of primary shares of Common Stock outstanding on the Issuance Date but the Company’s stockholders have not approved the issuance of such Excess Conversion Shares, the Company would be obligated under the Certificate of Vote to issue only 2,431,946 shares of Common Stock (which equals 19.99% of the total number of primary shares of Common Stock outstanding on the Issuance Date) but the Company would at the time of the conversion be obligated to pay in cash to the converting holders the then market value of the number of shares of Common Stock which could not be issued because of the Exchange Cap.

Proposal to Approve Potential Future Issuance of Excess Conversion Shares

At the Meeting, the Company’s stockholders will consider and act upon a proposal to approve the potential future issuance of shares of Common Stock (“Excess Conversion Shares”) upon conversion of the 25,000 outstanding shares of Series C Preferred Stock which are in excess of 19.99% of the total number of primary shares of Common Stock outstanding on the Issuance Date for the Series C Preferred Stock. As described above under “The Exchange Cap,” such 19.99% is equal to 2,431,946 shares of Common Stock. If the stockholders approve the potential future issuance of Excess Conversion Shares above such Exchange Cap, the Exchange Cap will no longer remain in effect, the Company will be obligated to issue upon conversion of the Series C Preferred Stock the full number of shares of Common Stock as shall be calculated at the time of the conversion in accordance with the Certificate of Vote as described above under “Principal Terms of Series C Preferred Stock—Conversion,” and the Company will have no obligation to pay in cash at the time of the conversion the then market value of any shares of Common Stock which can not be issued because of the Exchange Cap. The Company’s stockholders, will, however, not be asked at the Meeting to approve an amendment of the Company’s Articles of Organization to authorize additional shares of Common Stock, since the Company now has (under the current and reasonably foreseeable circumstances) sufficient authorized but unissued shares of Common Stock to allow full conversion of the Series C Preferred Stock even though the stockholders approve the potential future issuance of Excess Conversion Shares.

Considerations Relevant to the Proposal

Advantages to the Company and its Current Stockholders of Lifting the Exchange Cap.    If the Company’s stockholders lift the Exchange Cap by approving the potential future issuance of Excess Conversion Shares, the Company will be able to satisfy all of its future conversion obligations to the holders of the Series C Preferred Stock through the issuance of Common Stock. This will avoid the following adverse consequences to the Company and its stockholders which would result from the Company being unable to issue Excess Conversion Shares:

1.    Required Cash Payment at Time of Conversion.    As described above under “The Exchange Cap,” if the Company’s stockholders do not approve the potential future issuance of Excess Conversion Shares, the Company will be obligated to pay in cash at the time of conversion of any Series C Preferred Stock the then market value of any shares of Common Stock which can not be issued because of the Exchange Cap. The holders of Preferred Stock receiving such cash payment would receive no voting rights or rights to share in any future appreciation in the Company’s value in respect of the shares of Common Stock which can not be issued, except to the extent that such holders then elect to invest such cash payment by purchasing Common Stock on the open market. However, the Company would not derive economic benefit by making such cash payment as opposed to issuing such Excess Conversion Shares, since the amount of the cash payment would be approximately equal to the cash which the Company would then have been able to receive had it sold such Excess Conversion Shares to other investors at the then market price of such shares.

2.    Required Waivers from Lenders.    The Company’s current financing plans assume that the Company will be able to satisfy its obligations to the holders of the Series C Preferred Stock (except for the dividends payable through July 1 of 2003, which the Company plans to pay in cash) through issuance of Common Stock upon conversion by the holders of the Series C Preferred Stock. Under the Certificate of Vote, the Company has no right to redeem the Series C Preferred Stock prior to September 10, 2009, and (except upon a change of control or acquisition of the Company or a partial cash redemption upon an election by the holders to convert their shares) the holders of the Series C Preferred Stock have no right to require a redemption of the Series C Preferred Stock prior to such date. The Company is now party to the Existing Financing Agreements (all of which will expire well before the mandatory redemption date of the Series C Preferred Stock on September 10, 2009) under which the Company now has outstanding or is entitled to borrow an aggregate of up to $255 million, and each of the Existing Financing Agreements would prohibit (without the consent of the respective lenders thereunder) the redemption for cash of any outstanding shares of common or preferred stock. The Company believes that a cash payment upon conversion of Series C Preferred Stock as required by the Exchange Cap might be deemed a partial redemption for cash of such Series C Preferred Stock. If, as the mandatory redemption date approaches, the holders of the Series C Preferred Stock have not yet elected to convert and it appears that the Common Stock might be trading on the mandatory redemption date at a price lower than the conversion price, the Company will then need to ensure that any financing agreements to which the Company may then be subject will allow the Company to redeem the Series C Preferred Stock for cash on the mandatory redemption date. However, in light of the significant level of borrowing which the Company now has outstanding, the Company believes that it would likely be difficult now to obtain waivers from the lenders under the Existing Financing Agreements which would allow the Company to make a cash payment upon conversion of the Series C Preferred Stock. However, failure by the Company’s stockholders to approve the future issuance of Excess Conversion Shares would require the Company now to seek such waivers to ensure that the Company will be able to comply with its obligations under the Certificate of Vote.

3.    Potential Restrictions on Future Financings.    Under the Certificate of Vote, the Company may not incur indebtedness in excess of indebtedness under the Existing Financing Agreements (except for certain permitted indebtedness) without the consent of the holders of a majority of the outstanding shares of Series C Preferred Stock. Since all of the Existing Financing Agreements will expire well in advance of the mandatory redemption date on September 10, 2009 of the Series C Preferred Stock, the Company will likely need the consent of the holders of the Series C Preferred Stock to enter into new financing agreements in the future. In determining whether to grant such consent, the holders of the Series C Preferred Stock will likely consider, among other factors, the impact of the terms of the new financing agreements on their conversion rights under the Certificate of Vote. As described above under “Summary of Principal Terms of Series C Preferred Stock,” the holders of the Series C Preferred Stock are entitled to certain anti-dilution protection if the Company should in the future issue any Common Stock or rights to acquire Common Stock (except for certain permitted transactions) for less than the higher of the then market price of the Common Stock or conversion price for the Series C Preferred Stock. The Company now has no intention to issue (except for such permitted transactions) any Common Stock or rights to acquire Common Stock if such issuance would occur at less than the then market price or the current conversion price of the Series C Preferred Stock of $10.50 per share of Common Stock. However, there may be future circumstances under which it would be in the Company’s best interests to issue either some shares of Common Stock or rights to acquire some shares of Common Stock at less than the then market price or conversion price of the Series C Preferred Stock, such as a possible future issuance of some warrants exercisable at less than the then market price or conversion price to lenders which would then be willing to make loans to the Company on otherwise attractive terms. If the holders of the Series C Preferred Stock were not able to receive Excess Conversion Shares in the future upon their conversion of the Series C Preferred Stock because of the Exchange Cap, they might be unwilling to consent to any such financings even if the terms of such financings were otherwise attractive from the standpoint of the Company. The failure of the Company’s stockholders to approve the issuance of Excess Conversion Shares upon the conversion of the Series C Preferred Stock might therefore restrict the Company’s future ability to enter into financing transactions on the most attractive terms then available.

Disadvantages to Current Stockholders of Lifting the Exchange Cap. If the Company’s stockholders do not approve the potential future issuance of Excess Conversion Shares, the potential level of dilution to the Company’s current stockholders arising from conversion of the 25,000 outstanding shares of Series C Preferred Stock would be reduced because of the Exchange Cap. Because the Excess Conversion Shares could not be issued, they would not have the right to vote along with the other outstanding common stock on general corporate matters and to share in any future appreciation in the value of the Company. The current stockholders would therefore retain a greater right to vote on general corporate matters and to share in any future appreciation in the value of the Company.

Recommendation of the Company’s Board of Directors

After consideration of the potential advantages and disadvantages to the Company and its current stockholders of lifting the Exchange Cap which are described above under “Considerations Relevant to the Proposal,” the Company’s Board of Directors has concluded that the advantages of lifting the Exchange Cap are of considerably greater value to the Company and its current stockholders than the disadvantages. The Company’s Board of Directors therefore unanimously recommends that the Company’s stockholders lift the Exchange Cap by approving the potential future issuance of Excess Conversion Shares upon conversion of the Company’s outstanding Series C Preferred Stock. Approval of such issuance will require the affirmative vote of not less than a majority of the shares of the Company’s Common Stock and Series B Preferred Stock (which will vote at the Meeting with the Common Stock on such matter on a share-for-share basis) cast at the Meeting either in person or by proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below describes the “beneficial ownership” of the Company’s Common Stock as of January 10, 2003, by (i) each of the Company’s directors and the five executive officers who were the most highly compensated during the most recently completed fiscal year, and (ii) all of the Company’s current directors and executive officers as a group. SEC Rule 13d-3 under the Securities Exchange Act of 1934 defines “beneficial ownership” to mean the right to vote or exercise investment power, or to share in the right to vote or exercise investment power, with respect to the specified securities, whether or not the specified person has any economic interest in the specified securities. No director or executive officer beneficially owns any Series B Preferred Stock. Except as otherwise indicated below, the named owner has sole voting and investment power with respect to the specified shares.

Stock Ownership of Directors and Executive Officers

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Alan S. McKim	4,250,762	(2)	31.9%
John P. DeVillars	5,000		*
John F. Kaslow	16,300		*
Daniel J. McCarthy	17,200	(3)	*
John T. Preston	19,000		*
Thomas J. Shields	15,250		*
Lorne R. Waxlax	82,200	(4)	*
Gene A. Cookson	34,964		*
William J. Geary	10,571		*
Roger A. Koenecke	47,862		*
David M. Parry	13,000		*
All current directors and executive officers as a group (17 persons)	4,802,980		35.3%

*	Less than 1%
(1)
Beneficial ownership has been calculated in accordance with SEC Rule 13d-3(d)(1)(i) and includes in the numerator and denominator used for the calculation of certain of the percents of total outstanding, as appropriate, the following number of shares of Common Stock which may be acquired under stock options which are exercisable within 60 days of January 10, 2003: Mr. DeVillars (4,000 shares), Mr. Kaslow (15,000 shares), Mr. McCarthy (17,000 shares), Mr. Preston (16,000 shares), Mr. Shields (14,750 shares), Mr. Waxlax (16,000 shares), Mr. Cookson (20,000 shares), Mr. Geary (5,200 shares), Mr. Koenecke (40,000 shares), Mr. Parry (13,000 shares), and all current directors and executive officers as a group (293,004 shares).

(2)
Includes 200,000 shares subject to a three-year variable forward prepaid agreement dated December 31, 2002 between Mr. McKim and CSFB Cayman International, LDC as to which Mr. McKim retains sole voting power during the period of the agreement. Excludes 45,000 shares owned by the Alan S. McKim Children’s Trust for the benefit of Mr. McKim’s children as to which Mr. McKim holds no voting or investment power.

(3)	Includes 200 shares owned by Mr. McCarthy’s son as to which Mr. McCarthy shares voting and investment power.
(4)	Includes 3,000 shares owned by Mr. Waxlax’s son as to which Mr. Waxlax shares voting and investment power.

To the Company’s knowledge, as of January 10, 2003, no person or entity “beneficially owned” (as that term is defined by the Securities and Exchange Commission as described above) 5% or more of the total of 13,309,785 shares of Common Stock or 112,000 shares of Series B Preferred Stock then outstanding, except as shown in the following table. Except as otherwise indicated below, the Company understands that the named person or entity has sole voting and investment power with respect to the specified shares. The holders of the Common Stock and Series B Preferred Stock vote as a single class with respect to the election of directors and most other matters (including the sole matter proposed to be considered at the Meeting). In addition to the shares of Common Stock and Series B Preferred Stock outstanding on January 10, 2003, there were then 25,000 outstanding shares of Series C Preferred Stock. However, under the rules of NASDAQ and the Certificate of Vote which established the Series C Preferred Stock, the Series C Preferred Stock will not be entitled to vote at the Meeting and therefore the following table does not describe beneficial ownership of such shares.

Name and Address	Number of Shares		Percent and Class of Stock
Alan S. McKim Clean Harbors, Inc. 1501 Washington Street Braintree, MA 02184	4,250,762	(1)(2)	31.9% Common Stock

Dimensional Fund Advisors, Inc. 1299 Ocean Avenue 11th Floor Santa Monica, CA 90401	765,200	(3)(4)	5.7% Common Stock

Caxton Associates Princeton Plaza, Building 2 731 Alexander Road Princeton, NJ 08540	671,432	(5)	5.0% Common Stock

John Hancock Life Insurance Company 200 Clarendon Street Boston, MA 02117	954,207	(3)(6)	7.2% Common Stock

Grandview Capital Management, LLC 820 Manhattan Avenue, Suite 200 Manhattan Beach, CA 90266	52,876		47.2% Series B Preferred Stock

Mellon Guarantee Trust Company Church Street Station New York, NY 10008	42,000		37.5% Series B Preferred Stock

Bankers Trust Company 14 Wall Street P.O. Box 704 Bowling Green Station New York, NY 10008	15,000		13.4% Series B Preferred Stock

(1)
Includes 200,000 shares subject to a three-year variable forward prepaid agreement dated December 31, 2002 between Mr. McKim and CSFB Cayman International, LDC as to which Mr. McKim retains sole voting power during the period of the agreement. Excludes 45,000 shares owned by the Alan S. McKim Children’s Trust for the benefit of Mr. McKim’s children as to which Mr. McKim holds no voting or investment power.

(2)
Under a Voting Agreement dated as September 6, 2002, Alan S. McKim (who owns 4,250,762 shares of Common Stock), the Trustees of the Alan S. McKim Children’s Trust (which owns 45,000 shares of Common Stock), and Stephen H. Moynihan (a senior vice president of the Company who owns 100,000 shares of Common Stock) have agreed that certain employees of the Investors which own the 25,000 outstanding shares of Series C Preferred Stock may vote their shares of Common Stock at meetings of the Company’s stockholders solely with respect to matters affecting the Series C Preferred Stock and not with respect to the election of directors or any other general corporate matters. Such Voting Agreement will expire upon the conversion or redemption of the 25,000 outstanding shares of Series C Preferred Stock.

(3)	Based upon ownership as of December 31, 2001 shown on Schedule 13G filed with the Company by the specified entity in January 2002.
(4)
Dimensional Fund Advisors Inc. (“Dimensional”), a registered investment advisor, is deemed to have beneficial ownership of 765,200 shares of Common Stock as of December 31, 2001, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(5)
Based upon the Schedule 13G dated November 21, 2002, filed with the Company, Caxton Associates is deemed to have beneficial ownership of 671,432 shares, all of which are held by investment entities for which Caxton Associates serves as trading advisor or manager. As the chairman of Caxton Associates and the sole shareholder of Caxton Corporation, Mr. Bruce S. Kovner may also be deemed beneficially to own the shares held by the Caxton accounts.

(6)
John Hancock Life Insurance Company (“John Hancock”) is deemed to have beneficial ownership of 954,207 shares of Common Stock which are held by John Hancock, its subsidiaries and funds for which John Hancock serves as investment manager.

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the information filing requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with the Securities Exchange Act, is obligated to file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. These reports, proxy statements and other information may be inspected at the SEC’s office at the public reference facilities of the SEC at 450 Fifth Street, NW, Washington DC 20549, and are also available for inspection at the regional offices of the SEC located at 233 Broadway, New York, New York 10279. Copies of these materials can be obtained, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 450 Fifth Street, NW, Room 1024, Washington, DC 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information. The information is also available at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, NW, Washington, DC 20006.

INFORMATION INCORPORATED BY REFERENCE

Both the Company’s acquisition of the assets of the CSD and the Refinancing (including the issuance of the Series C Preferred Stock) are described in the Company’s Report on Form 8-K dated February 22, 2002, as filed on February 28, 2002, and the Company’s Report on Form 8-K dated September 10, 2002 (as amended by Form 8-K/A) as filed on September 25, 2002 and November 28, 2002. Copies of the principal documents relating to such transactions are filed as Exhibits to those Forms 8-K, including the Certificate of Vote and the Securities Purchase Agreement relating to the Series C Preferred Stock which are filed as Exhibits 3.3 and 10.47 to the Report on Form 8-K dated September 10, 2002. The Company’s Report on Form 8-K dated September 10, 2002, also contains audited balance sheets of the CSD as of the end of each of the CSD’s three fiscal years ended August 31, 2001 (together with the notes thereto and amended reports thereon), which are incorporated herein by reference from that Report.

The following information is incorporated by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001: Item 6 (“Selected Financial Data”); Item 7 (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”); Item 7A (“Quantitative and Qualitative Disclosures about Market Risk”); Item 8 (“Financial Statements and Supplementary Data”); and Item 9 (“Changes in and Disagreements with Accountants on Accounting and Financial Disclosures”). The following information is incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002: Item 1 (“Financial Statements”); and Item 2 (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”).

The Company’s Reports referenced above and the Exhibits thereto are available at the SEC’s website (http://www.sec.gov), and the Company will furnish written copies of such Reports without cost, and the Exhibits thereto upon payment of reasonable costs of copying, to any shareholder who so requests by contacting Stephen H. Moynihan, Senior Vice President, Clean Harbors Environmental Services Company, Inc., 1501 Washington Street, Braintree, Massachusetts 02184-7535, telephone (781) 849-1800, Ext. 4454.

All information updating the foregoing information included in any document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this proxy statement and prior to the Meeting shall be deemed to be incorporated by reference into this proxy statement and to be part hereof from the date of filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement, or in any other subsequently filed document which is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this proxy statement except as so modified or superseded.

A representative of PricewaterhouseCoopers LLP, independent auditors of the Company, is expected to be present at the Meeting to make any statement such representative may desire and to respond to appropriate questions.

STOCKHOLDER PROPOSALS

Proposals which qualified stockholders intend to present at the 2003 Annual Meeting must be received by the Company for inclusion in the Company’s proxy statement and form of proxy relating to that meeting no later than February 15, 2003.

Shareholders of record who do not submit proposals for inclusion in the proxy statement but who intend to submit a proposal at the 2003 Annual Meeting, and shareholders of record who intend to submit nominations for directors at the meeting, must provide written notice. Such notice should be addressed to the Clerk and received at the Company’s principal executive offices not later than February 15, 2003. The written notice must satisfy certain requirements specified in the Company’s By-Laws. A copy of the By-Laws will be sent to any shareholder upon written request to the Clerk.

OTHER MATTERS

Except for the matters set forth above, management knows of no other matter which is to be brought before the Meeting, but if any other matter shall properly come before the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matter.

By Order of the Board of Directors,
C. Michael Malm, Clerk

January     , 2003

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL FACILITATE ARRANGEMENTS FOR THE MEETING, AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

CLEAN HARBORS, INC.

This Proxy Is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Alan S. McKim, Carl Paschetag, Jr., and C. Michael Malm, and each of them acting solely, with full power of substitution, as the true and lawful attorney-in-fact and proxy for the undersigned to vote all shares of Common Stock of Clean Harbors, Inc. (the “Company”) which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held at 10:00 a.m., local time, on             , February     , 2003, at the Company’s headquarters at 1501 Washington Street, Braintree, Massachusetts, or any adjournment thereof, hereby revoking any proxies heretofore given. Each such proxy is hereby directed to vote upon the matters set forth below and, in his own discretion, upon such other matters as may properly come before the meeting.

Please mark your votes as
in this example.  [X]

1.
Approval of the potential future issuance of shares of the Company’s common stock upon conversion of the Company’s outstanding Series C Convertible Preferred Stock which are in excess of 19.99% of the number of primary shares of the Company’s common stock outstanding on September 10, 2002, the date on which the Series C Convertible Preferred Stock was issued.

FOR [    ]    AGAINST [    ]    ABSTAIN [    ]

This Proxy, When Properly Executed, Will Be Voted in the Manner Directed Above. If No Direction Is Made, This Proxy Will Be Voted “For” Proposal 1.

Registered Owner:

No. Shares of Common Stock:

Signature:                                                                                                                    Date:
Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.